Exhibit 99.1

Technical Communications Corporation Reports Results for the Year Ended September 26, 2009

CONCORD, Mass.--(BUSINESS WIRE)--November 30, 2009--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for the fiscal quarter and year ended September 26, 2009. For the year ended September 26, 2009, the Company reported revenue of $7,752,000 and net income of $943,000, or $0.65 per share, as compared to revenue of $6,852,000 and net income of $1,061,000, or $0.75 per share, for fiscal 2008. For the quarter ended September 26, 2009, the Company reported net income of $235,000, or $0.16 per share, on revenue of $1,765,000, as compared to a net loss of $(87,000), or $(0.06) per share, on revenue of $1,204,000 for the quarter ended September 27, 2008.

The Company records the fair value of stock-based compensation in net income for the relevant period. As a result, included in net income for the year ended September 26, 2009 is a non-cash expense for stock-based compensation of $116,000, or $0.08 per share, as compared to $146,000, or $0.10 per share, for the year ended September 27, 2008.

During fiscal year 2009, the Company recognized a benefit for income taxes of $491,000 primarily as a result of a reversal of the deferred tax valuation allowance against our net operating loss carryforward amounts. Net income without this benefit would have been $452,000 for the 2009 fiscal year.

Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, “We are very pleased with this year’s financial performance, which showed a 13% increase in revenue when compared with the 2008 fiscal year, and net income of $943,000, a 12% return on fiscal 2009 revenue. This financial performance was achieved while continuing our plan to expand product capabilities and market applications through new and innovative encryption solutions which can be integrated or imbedded into radio, fiber optic and satellite networks. We expect that our increased level of technology investment will continue at approximately the current rate through the 2010 fiscal year. TCC’s backlog at September 26, 2009, remained strong at $7,778,000 and we expect to deliver these products and services during the 2010 and 2011 fiscal years.”

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, as well as statements about the Company’s ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates,” “believes,” “expects,” “may,” “plans” and “estimates,” among others, involve known and unknown risks. The Company’s results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 27, 2009, March 28, 2009 and December 27, 2008 and the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008.

Technical Communications Corporation

Condensed consolidated income statements

	Three months ended
	(unaudited)

	9/26/09	9/27/08
Net sales	$1,765,000	$1,204,000
Gross profit	1,114,000	625,000
S, G & A expense	750,000	625,000
Product development costs	612,000	163,000
Operating income (loss)	(248,000)	(163,000)
Net income (loss) before income taxes	(245,000)	(146,000)
Income tax expense (benefit)	(480,000)	(59,000)
Net income (loss)	$235,000	$(87,000)
Net income (loss) per share:
Basic	$0.16	$(0.06)
Diluted	$0.15	$(0.06)

	Year ended

	9/26/09	9/27/08
Net sales	$7,752,000	$6,852,000
Gross profit	4,846,000	4,189,000
S, G & A expense	2,534,000	2,335,000
Product development costs	1,889,000	942,000
Operating income	423,000	912,000
Net income before income taxes	463,000	1,002,000
Income tax expense (benefit)	(480,000)	(59,000)
Net income	$943,000	$1,061,000
Net income per share:
Basic	$0.65	$0.75
Diluted	$0.58	$0.63

Condensed consolidated balance sheets

	9/26/09	9/27/08

Cash	$5,418,000	$3,623,000
Accounts receivable, net	403,000	722,000
Inventory, net	2,415,000	1,921,000
Other current assets	747,000	181,000
Total current assets	8,983,000	6,447,000
Equipment and leasehold improvements, net	339,000	267,000
Total assets	$9,322,000	$6,714,000

Accounts payable	$250,000	$173,000
Accrued expenses and
other current liabilities	2,359,000	863,000
Total current liabilities	2,609,000	1,036,000
Total stockholders’ equity	6,713,000	5,678,000
Total liabilities and stockholders’ equity	$9,322,000	$6,714,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com